EXHIBIT 10.5

Proprietary Information

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

AMENDATORY AGREEMENT
Between
TENNESSEE VALLEY AUTHORITY
And
UNITED STATES ENRICHMENT CORPORATION

Date: May 15, 2012                                                                               TV-05356W, Supp. No. 9

THIS AGREEMENT, made and entered into by and between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended (TVA Act), and UNITED STATES ENRICHMENT CORPORATION (USEC), a corporation created and existing under the laws of the State of Delaware;

W I T N E S S E T H:

WHEREAS, USEC has been purchasing power from TVA under Power Contract TV-05356W, dated July 11, 2000, as amended (Power Contract), for the operation of the USEC uranium enrichment facilities near Paducah, Kentucky that USEC leases from the United States Department of Energy (DOE); and

WHEREAS, the parties wish to extend the term of the Power Contract in order to permit USEC to enrich DOE-owned depleted uranium supplied to USEC by Energy Northwest for the benefit of the Bonneville Power Administration and TVA; and

WHEREAS, the parties also wish to amend the performance assurance provisions of the Power Contract;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements hereinafter set forth, and subject to the provisions of the TVA Act, the parties mutually agree as follows:

SECTION 1 - DEFINITIONS

Initial capped and underlined terms used in this agreement which are defined in Article I and Article IV of the Power Contract shall have the meaning there defined.

SECTION 2 - EXTENSION OF THE POWER CONTRACT

Effective as of the date first above written (Effective Date), section 2.1 of the Power Contract is hereby replaced with the following:

“This Contract shall become effective as of the date first above written and shall continue in effect through September 30, 2013; provided, however, that, subject to the last sentence of this section, this Contract may be terminated by either Party upon completion of all transactions for Additional Energy entered into pursuant to section 2.2(e) of this Contract.  Furthermore, it is expressly recognized and agreed that a Party seeking to terminate this Contract prior to September 30, 2013 in accordance with the preceding sentence shall provide 30 days’ written notice prior to termination and that this Contract shall not terminate prior to September 30, 2012.”

SECTION 3 - PERFORMANCE ASSURANCE OBLIGATIONS

In accordance with the provisions of the Power Contract, TVA has determined that USEC presently has a CRR equal to a Below Investment Grade Rating.  It is understood and agreed that until such time, if any, that USEC’s CRR and corresponding Collateral Threshold is such that no Performance Assurance is due from USEC under the Power Contract, and in accordance with Article IV of the Power Contract, the parties have agreed that the provisions below shall be applicable to provide for the Performance Assurance to be provided and maintained by USEC.

3.1         Letter of Credit.  USEC shall provide TVA an irrevocable Letter of Credit, in a form acceptable to TVA.  It is recognized that as of the Effective Date, USEC has provided a Letter of Credit in the amount of *****.  USEC shall at all times keep such Letter of Credit in full force and effect.  The Letter of Credit may be utilized by TVA to cover any obligations for which the Power Contract provides and for which payments are not made by USEC, including, but not limited to, minimum bill obligations.  Notwithstanding such Letter of Credit, USEC will remain obligated to make all payments as they become due under the Power Contract.

3.2                 Weekly Prepayments.  Notwithstanding the provisions of section 2.6 of the Power Contract, USEC shall pay TVA a designated sum of money per week in advance for power and energy used under the Power Contract (Weekly Prepayment).  As of the Effective Date, USEC shall pay TVA a Weekly Prepayment in the amount of ***** per week.  Such Weekly Prepayments shall be received by TVA no later than 12 noon CST or CDT, whichever is currently effective, on each Friday and shall be made electronically through Federal Reserve Fedwire Funds Service to TVA’s account with the U.S. Treasury ***** or through Automated Clearing House to TVA’s account.  TVA’s monthly bill for power energy shall reflect the cumulative Weekly Prepayments for that month as a credit to be applied against that monthly bill.  USEC shall have seven (7) days from the date of the monthly bill, or until the next Weekly Prepayment (whichever comes later) to pay any amount that is not covered by the cumulative Weekly Prepayments for that month.  In the event that the cumulative Weekly Prepayments for any month exceed the amount of that monthly bill, TVA shall notify USEC of the overpayment and credit such amount to USEC’s next Weekly Prepayment(s) until the overpayment is fully exhausted.

3.3         Adjustments to Performance Assurance.  The Performance Assurance provided for in this agreement is based on the price and usage of power and energy taken by USEC and may be adjusted by TVA as provided in the Power Contract.  If TVA determines that any adjustment is necessary, TVA will provide USEC with written notice of any increased or decreased amount of Performance Assurance required under the Power Contract.  When an adjustment is required in the amount of the Letter of Credit, by no later than the date specified by TVA in such written notice, which in no case shall be less than ten (10) days after such notice is given, USEC shall provide TVA with a Letter of Credit in the adjusted amount stated in the notice.  Furthermore, when an adjustment is required in the amount of Weekly Prepayments, by no later than the date specified by TVA in such written notice, which in no case shall be less than five (5) days after such notice is given, USEC shall provide TVA with the amount of the adjusted Weekly Prepayment.

3.4         Early Payment Credits.  Notwithstanding Section 2 of the Terms and Conditions set forth in Attachment 4 of the Power Contract, provided that USEC makes all Weekly Prepayments in full falling within that Billing Month on or before the Weekly Prepayment Due Dates, and USEC is not otherwise delinquent or in default under the Power Contract, then USEC shall be entitled to early payment credits.  Such early payment credits shall be calculated as follows:

a)	TVA shall determine the aggregate amount of all Weekly Prepayments due under the Power Contract and received during the Billing Month;
b)	TVA shall provide a flat ten (10) days of such credit by applying TVA’s Average Short-Term Interest Rate (as defined in the Terms and Conditions to the Power Contract) to such aggregate amount.

3.5         Default.  Failure to comply with any of the above provisions shall constitute an immediate default under this contract.  Upon such default, TVA shall have the right to immediately discontinue the supply of power, upon 5 days’ written notice, to USEC.

3.6         Performance Assurance Obligation.  It is acknowledged and understood that USEC’s issuance to TVA of Performance Assurance in any form is a contemporaneous exchange for new value given, and among other things, is necessary to allow USEC to receive current and future power deliveries under the terms of the Power Contract.

Discontinuance of supply under this section 3 shall not relieve USEC of its liability for minimum monthly charges or payment of past due amounts.  It is expressly recognized that in determining whether either party shall be entitled to terminate the Power Contract as provided in Section 2 of this agreement, a discontinuance of supply in accordance with this section 3 shall not be considered a completion of any transaction for Additional Energy that has been entered into pursuant to section 2.2(e) of the Power Contract.  It is further expressly recognized that the terms set out in this section 3 shall apply to any power made available to USEC as Additional Energy in accordance with section 2.2(e) of the Power Contract.  TVA’s election of any remedies under this agreement shall be without waiver of any other rights, including, without limitation, the right to damages for such default.

SECTION 4 - TERMINATION OF AGREEMENT

As of the Effective Date of this agreement, Supp. No. 7 to the Power Contract is hereby terminated.

SECTION 5 - RATIFICATION OF THE POWER CONTRACT

The Power Contract is ratified and confirmed as the continuing obligation of the parties.

IN WITNESS WHEREOF, the Parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

UNITED STATES ENRICHMENT CORPORATION

By      _/s/ Robert Van Namen________________________
Title: Senior Vice President, Uranium Enrichment

TENNESSEE VALLEY AUTHORITY

By      __/s/ Tom Kilgore____________________________
Title:  President and Chief Executive Officer